Exhibit 10.194

FIFTH AMENDMENT TO
ERIE INSURANCE GROUP
RETIREMENT PLAN FOR EMPLOYEES
(As Amended and Restated Effective December 31, 2014)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Retirement Plan for Employees (the “Plan”) under an amendment and restatement effective December 31, 2014;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company wishes to amend the Plan effective December 31, 2017 to clarify the determination of Total and Permanent Disability under the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.	Section 2.36 of the Plan is amended and restated in its entirety to read as follows, effective December 31, 2017:

2.36
“Total and Permanent Disability” shall mean such condition of disability which results in a Covered Employee being eligible for disability benefits under the Erie Insurance Group Long Term Disability Income Benefits Program.

2.	Section 5.3 of the Plan is amended and restated in its entirety to read as follows, effective December 31, 2017:

5.3	Disability Retirement
A Participant whose status as a Covered Employee is terminated due to his Total and Permanent Disability after 15 or more years of Credited Service, and who is receiving disability benefits under the Erie Insurance Group Long Term Disability Income Benefits Program, shall be eligible for a disability retirement pension in an amount as provided in Section 6.3 hereof beginning at his Normal Retirement Date or later disability retirement date providing he remains subject to a Total and Permanent Disability and receives said disability income benefits continuously through his Normal Retirement Age or later disability retirement date.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 20th day of December, 2018.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ William D. Gheres	By: /s/ Gregory Gutting
Gregory Gutting

Title: Executive Vice President &
Chief Financial Officer

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